Exhibit 99.T3A.5

Company Number: 07848449

The Companies Act 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

ENQUEST HEATHER LEASING LIMITED

Incorporated on 15th November 2011

Jordans Limited

www.jordans.co.uk

Bristol office:		London office:
21 St Thomas Street		20-22 Bedford Row
Bristol		London
BS1 6JS		WC1R 4JS
Tel:	+44 (0)117 923 0600	Tel:	+44 (0)20 7400 3333
Fax:	+44 (0)117 923 0063	Fax:	+44 (0)20 7400 3366

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

ENQUEST HEATHER LEASING LIMITED

(Amended by Special Resolution on 1 March 2012 and 24 October 2013)

1.                                      PRELIMINARY

1.1                               The model articles of association for private companies limited by shares contained in Schedule 1 to the Companies (Model Articles) Regulations 2008 (SI 2008 No. 3229) (the “Model Articles”) shall apply to the Company save in so far as they are excluded or modified hereby and such Model Articles and the articles set out below shall be the Articles of Association of the Company (the “Articles”).

1.2                               In these Articles, any reference to a provision of the Companies Act 2006 shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.

1.3                               Model Articles 9(2), 14, 18(d) and (e), 19(5), 21, 24, 26(5), 28(3) and 44(4) do not apply to the Company.

1.4                               The headings used in these Articles are included for the sake of convenience only and shall be ignored in construing the language or meaning of these Articles.

1.5                               In these Articles, unless the context otherwise requires, references to nouns in the plural form shall be deemed to include the singular and vice versa.

2.                                      DEFINED TERMS

2.1                               Model Article 1 shall be varied by the inclusion of the following definitions:-

“appointor” has the meaning given in Article 7.1;

“call” has the meaning given in Article 10.1;

“call notice” has the meaning given in Article 10.1;

“call payment date” has the meaning given in Article 10.4;

“forfeiture notice” has the meaning given in Article 10.4;

“lien enforcement notice” has the meaning given in Article 9.4;

“relevant rate” has the meaning given in Article 10.4;

“secretary” means the secretary of the Company, if any, appointed in accordance with Article 6.1 or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary; and

“working day” means a day that is not a Saturday or Sunday, Christmas Day, Good Friday or any day that is a bank holiday under the Banking and Financial Dealings Act 1971 in the part of the United Kingdom where the Company is registered.

3.                                      PROCEEDINGS OF DIRECTORS

3.1                               Subject to Article 3.2, notwithstanding the fact that a proposed decision of the directors concerns or relates to any matter in which a director has, or may have, directly or indirectly, any kind of interest whatsoever, that director may participate in the decision-making process for both quorum and voting purposes.

3.2                               If the directors propose to exercise their power under section 175(4)(b) of the Companies Act 2006 to authorise a director’s conflict of interest, the director facing the conflict is not to be counted as participating in the decision to authorise the conflict for quorum or voting purposes.

3.3                               Subject to the provisions of the Companies Act 2006, and provided that (if required to do so by the said Act) he has declared to the directors the nature and extent of any direct or indirect interest of his, a director, notwithstanding his office:-

(a)                                 may be a party to or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)                                 may be a director or other officer or an employee of, or a party to any transaction or arrangement with, or otherwise interested in, any subsidiary of the Company or body corporate in which the Company is interested; and

(c)                                  is not accountable to the Company for any remuneration or other benefits which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no transaction or arrangement is liable to be avoided on the ground of any such remuneration, benefit or interest.

4.                                      UNANIMOUS DECISIONS

4.1                               Model Article 8(2) shall be amended by the deletion of the words “copies of which have been signed by each eligible director” and the substitution of the following “where each eligible director has signed one or more copies of it” in its place.  Model Article 8(2) shall be read accordingly.

5.                                      TERMINATION OF DIRECTOR’S APPOINTMENT

5.1                               In addition to the events terminating a director’s appointment set out in Model Articles 18(a) to (c) inclusive and (f), a person ceases to be a director as soon as:-

(a)                                 that person is, or may be, suffering from mental disorder and either:-

(i)                                    he is admitted to hospital in pursuance of an application for admission for treatment under mental health legislation for the time being in force in any part of the United Kingdom; or

(ii)                                 an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or which wholly or partly prevents that person from personally exercising any powers or rights which that person otherwise would have; or

(b)                                 that person has for more than six consecutive months been absent without permission of the directors from meetings of directors held during that period and the directors make a decision to vacate that person’s office.

6.                                      SECRETARY

6.1                               The directors may appoint a secretary to the Company for such period, for such remuneration and upon such conditions as they think fit; and any secretary so appointed by the directors may be removed by them.

7.                                      ALTERNATE DIRECTORS

7.1                               (a)                                 Any director (the “appointor”) may appoint as an alternate any other director, or any other person approved by a decision of the directors, to:-

(i)                                     exercise that director’s powers; and

(ii)                                  carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

(b)                                 Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.  The notice must:-

(i)                                     identify the proposed alternate; and

(ii)                                  in the case of a notice of appointment, contain a statement signed by the proposed alternate that he is willing to act as the alternate of his appointor.

7.2                               (a)                                 An alternate director has the same rights to participate in any directors’ meeting or decision of the directors reached in accordance with Model Article 8, as the alternate’s appointor.

(b)                                 Except as these Articles specify otherwise, alternate directors:-

(i)                                     are deemed for all purposes to be directors;

(ii)                                  are liable for their own acts or omissions;

(iii)                               are subject to the same restrictions as their appointors; and

(iv)                              are not deemed to be agents of or for their appointors.

(c)                                  A person who is an alternate director but not a director:-

(i)                                     may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating); and

(ii)                                  may sign or otherwise signify his agreement in writing to a written resolution in accordance with Model Article 8 (but only if that person’s appointor has not signed or otherwise signified his agreement to such written resolution).

No alternate may be counted as more than one director for such purposes.

(d)                                 An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the remuneration payable to that alternate’s appointor as the appointor may direct by notice in writing made to the Company.

(e)                                  Model Article 20 is modified by the deletion of each of the references to “directors” and the replacement of each such reference with “directors and/or any alternate directors”.

7.3                               An alternate director’s appointment as an alternate terminates:-

(a)                                 when his appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)                                 on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor would result in the termination of the appointor’s office as director;

(c)                                  on the death of his appointor; or

(d)                                 when his appointor’s appointment as a director terminates.

8.                                      ISSUE OF SHARES

8.1                               (a)                                 Shares may be issued as nil, partly or fully paid.

(b)                                 Unless the members of the Company by special resolution direct otherwise, all shares which the directors propose to issue must first be offered to the members in accordance with the following provisions of this Article.

(c)                                  Shares must be offered to members in proportion as nearly as may be to the number of existing shares held by them respectively.

(d)                                 The offer shall be made by notice specifying the number of shares offered, and limiting a period (not being less than 14 days) within which the offer, if not accepted, will be deemed to be declined.

(e)                                  After the expiration of the period referred to in (d) above, those shares so deemed to be declined shall be offered in the proportion aforesaid to the persons who have, within the said period, accepted all the shares offered to them; and such further offer shall be made in the like terms in the same manner and limited by a like period as the original offer.

(f)                                   Any shares not accepted pursuant to the offer referred to in (d) and the further offer referred to in (e) or not capable of being offered as aforesaid except by way of fractions and any shares released from the provisions of this Article by any such special resolution as aforesaid shall be under the control of the directors, who may allot, grant options over or dispose of the same to such persons, on such terms, and in such manner as they think fit.

(g)                                  In accordance with section 567 of the Companies Act 2006, sections 561 and 562 of the said Act are excluded.

9.                                      LIEN

9.1                               Notwithstanding any other provision of these Articles of Association, no lien shall be applicable to the shares of the Company where any mortgage, charge or other security has been granted to any person by any member over such shares, and where this is the case, Articles 9.2 to 9.5 shall not apply to such shares.

9.2                               The Company has a first and paramount lien on all shares (whether or not such shares are fully paid) standing registered in the name of any person indebted or under any liability to the Company, whether he is the sole registered holder thereof or is one of two or more joint holders, for all moneys payable by him or his estate to the Company (whether or not such moneys are presently due and payable).

9.2                               The Company’s lien over shares:-

(a)                                 takes priority over any third party’s interest in such shares; and

(b)                                 extends to any dividend or other money payable by the Company in respect of such shares and (if the Company’s lien is enforced and such shares are sold by the Company) the proceeds of sale of such shares.

9.3                               The directors may at any time decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

9.4                               (a)                                 Subject to the provisions of this Article, if:-

(i)                                     a notice of the Company’s intention to enforce the lien (“lien enforcement notice”) has been sent in respect of the shares; and

(ii)                                  the person to whom the lien enforcement notice was sent has failed to comply with it,

the Company may sell those shares in such manner as the directors decide.

(b)                                 A lien enforcement notice:-

(i)                                    may only be sent in respect of shares if a sum is payable to the Company by the sole registered holder or one of two or more joint registered holders of such shares and the due date for payment of such sum has passed;

(ii)                                 must specify the shares concerned;

(iii)                              must include a demand for payment of the sum payable within 14 days;

(iv)                             must be addressed either to the holder of such shares or to a person entitled to such shares by reason of the holder’s death, bankruptcy or otherwise; and

(v)                                must state the Company’s intention to sell the shares if the notice is not complied with.

(c)                                  If shares are sold under this Article:-

(i)                                    the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(ii)                                 the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

(d)                           The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:-

(i)                                    first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice; and

(ii)                                 second, in payment to the person entitled to the shares at the date of the sale, but only after the certificate for the shares sold has been surrendered to the company for cancellation or a suitable indemnity has been given for any lost certificates, and subject to a lien equivalent to the company’s lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

(e)                                  A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company’s lien on a specified date:-

(i)                                    is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(ii)                                 subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the share.

10.                               CALLS ON SHARES AND FORFEITURE

10.1                        (a)                                 Subject to these Articles and the terms on which shares are allotted, the directors may send a notice (a “call notice”) to a member requiring the member to pay the Company a specified sum of money (a “call”) which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice.

(b)                                 A call notice:-

(i)                                     may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares (whether as to the share’s nominal value or any amount payable to the Company by way of premium);

(ii)                                  must state when and how any call to which it relates is to be paid; and

(iii)                               may permit or require the call to be paid by instalments.

(c)                                  A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the call notice was sent.

(d)                                 Before the Company has received any call due under a call notice the directors may:-

(i)                                     revoke it wholly or in part; or

(ii)                                  specify a later time for payment than is specified in the call notice,

by a further notice in writing to the member in respect of whose shares the call was made.

10.2                        (a)                                 Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which the call is required to be paid.

(b)                                 Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

(c)                                  Subject to the terms on which shares are allotted, the directors may, when issuing shares, make arrangements for a difference between the holders in the amounts and times of payment of calls on their shares.

10.3                        (a)                                 A call notice need not be issued in respect of sums which are specified, in the terms on which a share is allotted, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):-

(i)                                     on allotment;

(ii)                                  on the occurrence of a particular event; or

(iii)                               on a date fixed by or in accordance with the terms of issue.

(b)                                 But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

10.4                        (a)                                 If a person is liable to pay a call and fails to do so by the call payment date:-

(i)                                     the directors may send a notice of forfeiture (a “forfeiture notice”) to that person; and

(ii)                                  until the call is paid, that person must pay the Company interest on the call from the call payment date at the relevant rate.

(b)                                 For the purposes of this Article:-

(i)                                     the “call payment date” is the date on which the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the “call payment date” is that later date; and

(ii)                                  the “relevant rate” is the rate fixed by the terms on which the share in respect of which the call is due was allotted or, if no such rate was fixed when the share was allotted, five percent per annum.

(c)                                  The relevant rate must not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998.

(d)                                 The directors may waive any obligation to pay interest on a call wholly or in part.

10.5                        A forfeiture notice:-

(a)                                 may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

(b)                                 must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(c)                                  must require payment of a call and any accrued interest by a date which is not less than 14 days after the date of the forfeiture notice;

(d)                                 must state how the payment is to be made; and

(e)                                  must state that if the forfeiture notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

10.6                        If a forfeiture notice is not complied with before the date by which payment of the call is required in the forfeiture notice, the directors may decide that any share in respect of which it was given is forfeited and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

10.7                        (a)                                 Subject to the following provisions of this Article 10.7, the forfeiture of a share extinguishes:-

(i)                                     all interests in that share, and all claims and demands against the Company in respect of it; and

(ii)                                  all other rights and liabilities incidental to the share as between the person in whose name the share is registered and the Company.

(b)                                 Any share which is forfeited:-

(i)                                     is deemed to have been forfeited when the directors decide that it is forfeited;

(ii)                                  is deemed to be the property of the Company; and

(iii)                               may be sold, re-allotted or otherwise disposed of as the directors think fit.

(c)                                  If a person’s shares have been forfeited:-

(i)                                     the Company must send that person notice that forfeiture has occurred and record it in the register of members;

(ii)                                  that person ceases to be a member in respect of those shares;

(iii)                               that person must surrender the certificate for the shares forfeited to the Company for cancellation;

(iv)                              that person remains liable to the Company for all sums due and payable by that person at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

(v)                                 the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

(d)                                 At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on such terms as they think fit.

10.8                        (a)                                 If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

(b)                                 A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:-

(i)                                     is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(ii)                                  subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the share.

(c)                                  A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

(d)                                 If the company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which:-

(i)                                     was, or would have become, payable; and

(ii)                                  had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

10.9                        (a)                                 A member may surrender any share:-

(i)                                     in respect of which the directors may issue a forfeiture notice;

(ii)                                  which the directors may forfeit; or

(iii)                               which has been forfeited.

(b)                                 The directors may accept the surrender of any such share.

(c)                                  The effect of surrender on a share is the same as the effect of forfeiture on that share.

(d)                                 A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

11.                               SHARE CERTIFICATES

11.1                        (a)                                 The Company must issue each member with one or more certificates in respect of the shares which that member holds.

(b)                                 Except as is otherwise provided in these Articles, all certificates must be issued free of charge.

(c)                                  No certificate may be issued in respect of shares of more than one class.

(d)                                 A member may request the Company, in writing, to replace:-

(i)                                     the member’s separate certificates with a consolidated certificate; or

(ii)                                  the member’s consolidated certificate with two or more separate certificates.

(e)                                  When the Company complies with a request made by a member under (d) above, it may charge a reasonable fee as the directors decide for doing so.

11.2                        (a)                                 Every certificate must specify:-

(i)                                     in respect of how many shares, of what class, it is issued;

(ii)                                  the nominal value of those shares;

(iii)                               the amount paid up on those shares; and

(iv)                              any distinguishing numbers assigned to them.

(b)                                 Certificates must:-

(i)                                     have affixed to them the Company’s common seal; or

(ii)                                  be otherwise executed in accordance with the Companies Acts.

12.          CONSOLIDATION OF SHARES

12.1                        (a)                                 This Article applies in circumstances where:-

(i)                                     there has been a consolidation of shares; and

(ii)                                  as a result, members are entitled to fractions of shares.

(b)                                 The directors may:-

(i)                                     sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable; and

(ii)                                  authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser.

(c)                                  Where any holder’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the directors, that member’s portion may be distributed to an organisation which is a charity for the purposes of the law of England and Wales, Scotland or Northern Ireland.

(d)                                 A person to whom shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

(e)                                  The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

13.                               DIVIDENDS

13.1                        (a)                                 Except as otherwise provided by these Articles or the rights attached to the shares, all dividends must be:-

(i)                                     declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

(ii)                                  apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

(b)                                 If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

(c)                                  For the purpose of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

14.                               CAPITALISATION OF PROFITS

14.1                        In Model Article 36(4) after “A capitalised sum which was appropriated from profits available for distribution may be applied” insert the following:

“:-

(a)                                 in or towards paying up any amounts unpaid on any existing nil or partly paid shares held by the persons entitled; or

(b)”,

and Model Article 36(4) is modified accordingly.

14.2                        Model Article 36(5)(a) is modified by the deletion of the words “paragraphs (3) and (4)” and their replacement with “Model Article 36(3) and Article 14.1”.

15.                               WRITTEN RESOLUTIONS OF MEMBERS

15.1                        (a)                                 Subject to Article 15.1(b), a written resolution of members passed in accordance with Part 13 of the Companies Act 2006 is as valid and effectual as a resolution passed at a general meeting of the Company.

(b)                                 The following may not be passed as a written resolution and may only be passed at a general meeting:-

(i)                                     a resolution under section 168 of the Companies Act 2006 for the removal of a director before the expiration of his period of office; and

(ii)                                  a resolution under section 510 of the Companies Act 2006 for the removal of an auditor before the expiration of his period of office.

15.2                        (a)                                 Subject to Article 15.2(b), on a written resolution, a member has one vote in respect of each share held by him.

(b)                                 No member may vote on a written resolution unless all moneys currently due and payable in respect of any shares held by him have been paid.

16.                               NOTICE OF GENERAL MEETINGS

16.1                        (a)                                 Every notice convening a general meeting of the Company must comply with the provisions of:-

(i)                                     section 311 of the Companies Act 2006 as to the provision of information regarding the time, date and place of the meeting and the general nature of the business to be dealt with at the meeting; and

(ii)                                  section 325(1) of the Companies Act 2006 as to the giving of information to members regarding their right to appoint proxies.

(b)                                 Every notice of, or other communication relating to, any general meeting which any member is entitled to receive must be sent to each of the directors and to the auditors (if any) for the time being of the Company.

17.                               QUORUM AT GENERAL MEETINGS

17.1                        (a)                                 If and for so long as the Company has one member only, one member entitled to vote on the business to be transacted, who is present at a general meeting in person or by one or more proxies or, in the event that the member is a corporation, by one or more corporate representatives, is a quorum.

(b)                                 If and for so long as the Company has two or more members, two members, each of whom is entitled to vote on the business to be transacted and is present at a general meeting in person or by one or more proxies or, in the event that any member present is a corporation, by one or more corporate representatives, are a quorum.

(c)                                  Model Article 41(1) is modified by the addition of a second sentence as follows:-

“If, at the adjourned general meeting, a quorum is not present within half an hour from the time appointed therefor or, alternatively, a quorum ceases to be present, the adjourned meeting shall be dissolved.”.

18.                               VOTING AT GENERAL MEETINGS

18.1                        (a)                                 Subject to Article 18.2 below, on a vote on a resolution at a general meeting on a show of hands:-

(i)                                     each member who, being an individual, is present in person has one vote;

(ii)                                  if a member (whether such member is an individual or a corporation) appoints one or more proxies to attend the meeting, all proxies so appointed and in attendance at the meeting have, collectively, one vote; and

(iii)                               if a corporate member appoints one or more persons to represent it at the meeting, each person so appointed and in attendance at the meeting has, subject to section 323(4) of the Companies Act 2006, one vote.

(b)                                 Subject to Article 18.2 below, on a resolution at a general meeting on a poll, every member (whether present in person, by proxy or authorised representative) has one vote in respect of each share held by him.

18.2                        No member may vote at any general meeting or any separate meeting of the holders of any class of shares in the Company, either in person, by proxy or, in the event that the member is a corporation, by corporate representative in respect of shares held by that member unless all moneys currently due and payable by that member in respect of any shares held by that member have been paid.

18.3                        (a)                                 Model Article 44(2) is amended by the deletion of the word “or” in Model Article 44(2)(c), the deletion of the “.” after the word “resolution” in Model Article 44(2)(d) and its replacement with “; or” and the insertion of a new Model Article 44(2)(e) in the following terms:-

“by a member or members holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right”.

(b)                                 A demand for a poll made by a person as proxy for a member is the same as a demand made by the member.

18.4                        Polls must be taken at the general meeting at which they are demanded and in such manner as the chairman directs.

19.                               DELIVERY OF PROXY NOTICES

19.1                        Model Article 45(1) is modified, such that a “proxy notice” (as defined in Model Article 45(1)) and any authentication of it demanded by the directors must be received at an address specified by the Company in the proxy notice not less than 48 hours before the time for holding the meeting or adjourned meeting at which the proxy appointed pursuant to the proxy notice proposes to vote; and any proxy notice received at such address less than 48 hours before the time for holding the meeting or adjourned meeting shall be invalid.

20.                               COMMUNICATIONS

20.1                        Subject to the provisions of the Companies Act 2006, a document or information may be sent or supplied by the Company to a person by being made available on a website.

20.2                        (a)                                 A member whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notices may be sent to him or an address to which notices may be sent by electronic means is entitled to have notices sent to him at that address, but otherwise no such member is entitled to receive any notices from the Company.

(b)                                 If any share is registered in the name of joint holders, the Company may send notices and all other documents to the joint holder whose name stands first in the register of members in respect of the joint holding and the Company is not required to serve notices or other documents on any of the other joint holders.

20.3                        (a)                                 If the Company sends or supplies notices or other documents by first class post and the Company proves that such notices or other documents were properly addressed, prepaid and posted, the intended recipient is deemed to have received such notices or other documents 48 hours after posting.

(b)                                 If the Company sends or supplies notices or other documents by electronic means and the Company proves that such notices or other documents were properly addressed, the intended recipient is deemed to have received such notices or other documents 24 hours after they were sent or supplied.

(c)                                  If the Company sends or supplies notices or other documents by means of a website, the intended recipient is deemed to have received such notices or other documents when such notices or other documents first appeared on the website or, if later, when the intended recipient first received notice of the fact that such notices or other documents were available on the website.

(d)                                 For the purposes of this Article 20.3, no account shall be taken of any part of a day that is not a working day.

21.                               COMPANY SEALS

21.1                        Model Article 49(1) is modified, such that any common seal of the Company may be used by the authority of the directors or any committee of directors.

21.2                        Model Article 49(3) is modified by the deletion of all words which follow the “,” after the word “document” and their replacement with “the document must also be signed by:-

(a)                                 one authorised person in the presence of a witness who attests the signature; or

(b)                                 two authorised persons”.

22.                               TRANSMISSION OF SHARES

22.1                        Model Article 27 is modified by the addition of new Model Article 27(4) in the following terms:-

“Nothing in these Articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.”.

22.2                        All the Articles relating to the transfer of shares apply to:-

(a)                                 any notice in writing given to the Company by a transmittee in accordance with Model Article 28(1); and

(b)                                 any instrument of transfer executed by a transmittee in accordance with Model Article 28(2),

as if such notice or instrument were an instrument of transfer executed by the person from whom the transmittee derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

23.                               SHARE TRANSFERS

23.1                         (a)                               Model Article 26(1) is modified by the addition of the words “and, if any of the shares is nil or partly paid, the transferee” after the word “transferor”.

(b)                               Subject to Article 23.2, the directors may refuse to register the transfer of a share, and, if they do so, the instrument of transfer must be returned to the transferee together with a notice of refusal giving reasons for such refusal as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged for registration, unless the directors suspect that the proposed transfer may be fraudulent.

23.2                        Notwithstanding any other provision of these Articles of Association, shares registered in the name of any shareholder that has granted security over those shares to a bank or financial institution pursuant to any finance agreement (“Finance Agreement”) may be freely transferred to:

a)             that bank or financial institution (or nominee of any such bank or financial institution) ; or

b)             any person who, as a result of the exercise of any such bank or financial institution’s legal rights under the Finance Agreement, purchases the shares from the shareholder,

and the board of directors must register a transfer of shares made pursuant to this Article 23.2 upon receiving a request to register and shall not at any time delay in registering or suspend registration of any such transfer.